Exhibit A (iv)
                                 --------------

                               Amendment of Trust
                               ------------------

                       CAPSTONE INTERNATIONAL SERIES TRUST

                            AMENDMENT AND RESTATEMENT

                   Establishment and Designation of Series of
             shares of Beneficial Interest, $.01 Par Value Per Share

     The undersigned being a majority of the Trustees of Capstone International Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to
Section 5.11 of the  Declaration  of Trust dated  December 29, 1986, as amended,
(the "Declaration of Trust"), of the Trust, hereby divide the shares of beneficial interest of the Trust into four separate series thereby adding a fourth series to the three series previously established, each series to have the following special and relative rights:

          1. The series are designated the "European Plus Fund", "Framlington International Fund", "Nikko Japan Tilt Fund", "International Value Fund" and "New Zealand Fund".

          2. Each series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective prospectuses and registration statement under the Securities Act of 1933. Each share of beneficial interest of each series ("Share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares of that series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that series, and shall be entitled to receive its pro rata share of net assets of that series upon liquidation of that series, all as provided in the Declaration of Trust.

          3. Shareholders of each series shall vote separately as a class on any matter except to the extent required by the Investment Company Act of 1940. Any matter shall be deemed to have been effectively acted upon with respect to any series as provided in Rule 18f-2, as from time to time in effect, under such Act or any successor rule and in the Declaration of Trust.

          4. The assets and liabilities of the Trust shall be allocated among the above-referenced series as set forth in Section 5.11 of the Declaration of Trust, except that costs incurred and payable by the Trust in connection with its organization and initial registration and public offering of shares shall be divided equally among the above-referenced series, unless specifically attributable to a particular series, and all such costs shall be amortized for each such series over the period beginning on the date that such costs become payable and ending sixty months after the commencement of operations of the Trust.

          5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series provided that such change shall not adversely affect the rights of holders of Shares of a series.


     IN WITNESS WHEREOF, the undersigned have executed this instrument the day of July, 1991

/s/ Edward L. Jaroski                   /s/ Kojiro Murase
----------------------                  -----------------
Edward L. Jaroski                       Kojiro Murase


/s/ Michel Haski                        /s/ Eugene W. Potter, Jr.
----------------                        --------------------------
Michel Haski                            Eugene W. Potter, Jr.


/s/ John C. Horstmann                   /s/ Philip C. Smith
---------------------                   --------------------
John C. Horstmann                       Philip C. Smith


/s/ Alan Lederfeind
-------------------
Alan Lederfeind

                                      117
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